AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1999

                                                      Registration No. 333-86031

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                               PHON-NET.COM, INC.
                 (Name of Small Business Issuer in Its Charter)


               Florida                               7372                         98-0198225
   (State or Other Jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
   Incorporation or Organization)           Classification Number)            Identification No.)

                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                                  Brian Collins
                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

  Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   |_|



                         CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED                PROPOSED
   TITLE OF EACH                                                   MAXIMUM                 MAXIMUM
CLASS OF SECURITIES                      AMOUNT TO BE          OFFERING PRICE             AGGREGATE                AMOUNT OF
  TO BE REGISTERED                        REGISTERED           PER SECURITY(1)        OFFERING PRICE(1)       REGISTRATION FEE(1)
--------------------                    --------------        ----------------        ------------------    ---------------------
Common Stock, par value
$.001 per share                             5,785,000(2)             $0.20                    $1,157,000             $321.65
                                                                                                                     -------


Total Registration Fee                                                                                               $321.65
                                                                                                                     =======

--------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on August 25, 1999.

(2) This amendment deregisters 200,000 shares previously included in the initial registration statement. The total registration fee previously paid was 332.77.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                     Subject to Completion November 16, 1999


PROSPECTUS


                               PHON-NET.COM, INC.


                        5,785,000 SHARES OF COMMON STOCK



         This prospectus covers the 5,785,000 shares of common stock of Phon-Net.com, Inc. being offered by certain selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders.


         Our common stock is traded on the OTC Bulletin Board under the trading symbol "PNET". On November 8, 1999, the closing bid price for our common stock was $.15.

                         ------------------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


                The date of this prospectus is ____________, 1999

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         Phon-Net.com, Inc. is a Florida corporation that develops and markets software products primarily to benefit Internet users, persons and businesses who operate Internet web sites and advertisers on the Internet. Our two current products incorporate Direct Connect, our patent- pending software that enables an Internet user whose computer modem and telephone share a single phone line to establish telephone contact with the web site operator or advertiser without disconnecting the computer's modem. Following completion of the call, computer contact with the web site is seamlessly reconnected.

         We have recently entered into distribution and license agreements for the marketing of our products in the United States and Canada. We are in the process of negotiating license rights for Australia and New Zealand.

         For each of the two years ended July 31, 1999 and 1998, we generated revenues of $23,354 and $134,378, respectively. For each of those years we incurred losses of $(2,714,276) and $(625,266), respectively.

         Our executive offices are located at 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7, and our telephone number is (604) 437-3787.

         References throughout this prospectus to "we", "us" and "our" are to Phon-Net.com, Inc. and its subsidiaries.

                                  THE OFFERING

Common Stock Offered by
Selling Securityholders........................................  5,785,000 shares

Common Stock Outstanding:
     Prior to the Offering ....................................  36,127,430 shares
     After the Offering  ......................................  36,127,430 shares

Common Stock Reserved  ........................................  4,400,000 shares issuable upon exercise of options that have been granted

OTC Bulletin Board
     Trading Symbol for Common Stock...........................  PNET

Risk Factors ..................................................  The offering involves a high degree of risk.  Carefully consider the information
                                                                 under "Risk Factors" prior to investing.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our audited financial statements that are included in this prospectus. We also refer you to "Management's Discussion and Analysis or Plan of Operation" for a discussion of our financial statements and condition.

                                                           YEAR ENDED JULY 31,
                                                     1999                      1998
                                                     ----                      ----
Revenues                                             $23,354                  $134,378

Operating Expenses                                $2,737,630                  $759,644

Net (Loss)                                       $(2,741,276)                $(625,266)

Net (Loss) Per Share                                  $(0.16)                   $(0.17)


                                                                 JULY 31,
                                                                 --------
                                                     1999                       1998
                                                     ----                       ----

Working Capital
  (Deficit)                                         $(27,441)                 $(96,511)

Total Assets                                      $1,507,781                  $449,064

Current Liabilities                                 $247,893                  $206,352

Notes Payable                                     $      -0-                  $ 35,486

Shareholder's Equity
  (Deficit)                                       $1,259,888                  $207,226



                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

OUR NET LOSSES MAY CONTINUE

         For the fiscal years ended July 31, 1999 and 1998, we experienced net losses of $(2,741,276) and $(625,266), respectively. Our operating results for future periods will include significant expenses, including product and service development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, we may continue to incur losses and we are unable to predict whether we will be profitable in the future.

WE MAY HAVE DIFFICULTY OBTAINING ADDITIONAL CAPITAL

         We have funded our operations to date through the sale of our securities. However, our operations, particularly product development and marketing, are capital intensive and our growth will consume a substantial portion of our available working capital. Therefore, depending upon the timing and rate at which we are able to generate revenues from operations, we may require additional capital in order to fund our operations. We don't know whether additional financing will be available to us on acceptable terms.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE FOR YOU TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

         We began marketing our first product during the third quarter of 1999. Accordingly, we have a limited operating history upon which you can evaluate our performance. Before investing in our common stock, you should consider the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving e-commerce market. These risks include our ability to:

         o         implement our business model;
         o         successfully develop our products;
         o         attract new customers and maintain customer satisfaction; and
         o identify and align with strategic partners whose access to business databases can enhance our revenues.

         If we do not successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

OUR INABILITY TO MANAGE GROWTH COULD HURT OUR RESULTS OF OPERATIONS

         Further expansion of our operations will be required to address potential growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees, to do this and will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. We also will be required to expand our finance, administrative and operations staff. Furthermore, we will need to enter into relationships with various strategic partners, web site owners and operators, product manufacturers and distributors and other online service providers and other third parties necessary to develop our business. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

WE DEPEND ON CONTINUED GROWTH OF ONLINE PERSON-TO-PERSON INTERNET COMMERCE

         The market for the sale of goods over the Internet, particularly through person-to-person contact, is a new and emerging market. Revenues from Direct Connect license fees depend upon continued growth of e-commerce by consumers. We cannot predict whether acceptance and use of the Internet will continue to develop, or that a sufficiently broad base of consumers will adopt, and continue to use the Internet as a method of commerce.

OUR LACK OF PRODUCT DIVERSIFICATION COULD HEIGHTEN THE EFFECTS OF ANY SETBACKS WE SUFFER

         Our two products use the same technology. In the event of unforeseen adverse events in the development, enhancement, marketing or acceptance of our product, we will be unable to ameliorate its effects by relying upon sales of other products. While we are developing a limited number of other products, we do not currently know when they will generate revenues, or whether they can be successfully marketed.

DIRECT CONNECT IS USED IN EMERGING TECHNOLOGY, THE ACCEPTANCE OF WHICH IS UNCERTAIN

         The Internet-related software industry is an emerging business characterized by an increasing number of market entrants who have introduced or are developing an array of new products and services. As is typically the case in an emerging industry, demand and market acceptance for newly introduced products and services is uncertain. While we believe that Direct Connect is unique and provides attractive marketing capability and a viable e-commerce security alternative, at this time we don't know the ultimate level of demand or market acceptance for our products and services. Acceptance of Direct Connect substantially depends upon continued development and acceptance of the Internet, and we are unable to predict whether the present trends in growth of Internet use and users will continue or whether the capacity of the Internet in general will be sufficient to meet anticipated demands.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE

         The market for securities of Internet-related technology companies and companies that participate in emerging markets historically has been more volatile than the market for stocks in general. The price of our common stock may be subject to wide fluctuations in response to the following:

         o quarter-to-quarter variations in our operating results;
         o our announcement of material events that affect our business;
         o price fluctuations in sympathy to others engaged in our industry;
         o creation or elimination of banking or other funding opportunities;
         o the effects of coverage of our business or our management by the press; and
         o our introduction of new products, technology, or services.

IF WE DO NOT KEEP UP WITH RAPID TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS OUR SUCCESS WILL BE LIMITED

         Compatibility with industry standards in areas such as operating systems and communications protocols is material to our marketing strategy and product development efforts. In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve Direct Connect to incorporate emerging or evolving standards, and by successfully developing and introducing new products that allow us to remain competitive. If we fail to successfully develop, market, or support such products or respond effectively to technological changes or new product announcements or introductions by others, our sales and financial results will be materially and adversely affected.

ONLINE COMMERCE SECURITY RISKS COULD PROVE A BURDEN TO US

         Secure transmission of confidential information over public networks is a significant obstacle to the development of online commerce and communications. Technology developments could compromise or breach the technology the industry currently uses to protect customer transaction data. If concerns over the security of transactions on the Internet and online services, and the privacy of users, limit the growth of the Internet and online services, the market for our products will be reduced.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. We believe we are currently in compliance with such laws and that they will not have a material impact on our operations. Moreover, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, we expect that laws and regulations will be adopted. The enactment of any such laws or regulations in the future may slow the growth of the Internet, which could in turn decrease the demand for our services and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

THE LOSS OF SERVICES OF OUR KEY EXECUTIVE OFFICER WILL HURT OUR CHANCES TO
SUCCEED

         Our success depends greatly on Brian Collins, our key executive. While we have entered into a contractual agreement with him, the loss of his services would be highly damaging to us. We currently have $100,000 in key-man insurance on Mr. Collins' life.

SHARES OFFERED BY THIS PROSPECTUS AND OTHERS AVAILABLE FOR SALE COULD HURT THE MARKET PRICE FOR OUR SHARES

         Prior to this offering, approximately 7,500,000 shares of our common stock were freely tradeable in the public market. The addition to the public market of the 5,785,000 shares covered by this prospectus could cause the market price of our shares to fall or remain at lower levels.

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing.

SECURITIES AND EXCHANGE COMMISSION RULES ON "PENNY STOCKS" COULD GREATLY AFFECT THE MARKET FOR OUR STOCK

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock would be considered a "penny stock". As a result, it may be subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of our securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of our shares to resell them.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of July 31, 1999. The table does not reflect the exercise of any options. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                       JULY 31, 1999
                                                       -------------


Shareholder's equity (deficit):

     Common Stock, $.001 par value,
     80,000,000 shares authorized,
     36,027,430 shares issued and
     outstanding                                          $4,803,245

     Preferred Stock, $.01 par value,
     10,000,000 shares authorized,
     no shares issued or outstanding                           - 0 -

     Accumulated deficit                                  (3,544,370)

Translation Adjustment                                         1,013

Total shareholder's equity                                $1,259,888
                                                          ----------

Total  capitalization                                     $1,507,781
                                                          ==========


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling securityholders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our shares of common stock are traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "PNET". The reported high and low bid prices for the common stock are shown below for the period from inception of trading in April 1998 through September 30, 1999. The closing bid price on November 8, 1999 is also shown. Until January 1998, the symbol for our common stock was "XGAG". The prices do not always represent actual transactions.



PERIOD                                                      HIGH                      LOW
------                                                      ----                      ---
April 1, 1998 - June 30, 1998                               $3.25                      $.75
July 1, 1998 - September 30, 1998                          $2.375                    $.0625
October 1, 1998 - December 31, 1998                       $.37375                    $.0625

January 1, 1999 - March 31, 1999                            $1.50                      $.12
April 1, 1999 - June 30, 1999                                $.69                      $.19

July 1, 1999 - September 30, 1999                            $.41                      $.19
November 8, 1999                                             $.15

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid for the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

RESULTS OF OPERATIONS

Fiscal Year Ended July 31, 1999 Compared to Fiscal Year Ended July 31, 1998

         For the fiscal year ended July 31, 1999, we generated revenues of $23,354, a 83% decrease from revenues of $134,378 for the fiscal year ended July 31, 1998. This decrease was primarily caused by a shift in our focus to development and beta testing of our Direct Connect software.

         For the 1999 fiscal year, we incurred a net loss of $(2,714,276) or approximately $(.16) per share, compared to a net loss of $(625,266) or approximately $(.17) per share for the 1998 fiscal year. The 334% increase in our net loss was primarily attributable to reduced revenues and expenses we incurred in developing, testing and preliminary marketing and promotion activities relating to Direct Connect.

         Expenses of $2,737,276 for the year ended July 31, 1999 reflect an increase of 260% over expenses of $759,644 incurred during the fiscal year ended July 31, 1998. This increase in expenses results mainly from increased advertising and promotion costs and management salaries and professional fees, as well as travel expenses related to sales and marketing efforts, for the most recent fiscal year.

Fiscal Year Ended July 31, 1998 Compared to Fiscal Year Ended July 31, 1997

         For the fiscal year ended July 31, 1998, we generated revenues of $134,378, a 48% decrease from revenues of $259,742 for the fiscal year ended July 31, 1997. This decrease was primarily caused by our focus on development of our Search Engine product and market testing.

         For the 1998 fiscal year, we incurred a net loss of $(625,266) or approximately $(.17) per share, compared to a net loss of $(95,741) or approximately $(.03) per share for the 1997 fiscal year. The 553% increase in our net loss was due to expenses we incurred in developing, testing and preliminary marketing activities relating to our Search Engine product.

         Expenses of $759,644 for the year ended July 31, 1998 reflect an increase of 56% over expenses of $487,416 incurred during the fiscal year ended July 31, 1997. This increase in expenses results mainly from increased advertising and promotion costs and management and professional fees, as well as travel expenses related to sales and marketing efforts, for the most recent fiscal year.

LIQUIDITY, CAPITAL RESOURCES AND PLAN OF OPERATIONS

         As of July 31, 1998, our auditors indicated in their audit report that our net loss and working capital deficit raised substantial doubt that we would be able to continue as a going concern. In light of our lack of meaningful revenues, the auditor's report covering our current fiscal year contains a going concern qualification similar to the one included with last year's report.

         To date, we have funded our cash requirements from limited revenues from operations and from the sale of shares of our common stock. As of July 31, 1999, we had cash reserves of approximately $200,000, and a working capital deficit of $27,441. We anticipate that revenues from Direct Connect license fees will commence in early 2000 and become significant by the third quarter of 2000.

         Our business model includes our establishing marketing agreements and strategic alliances with companies who have access to large databases of business directories. We believe that this strategy will enable us to reach our target customer-web site operators and advertisers.

In so doing, we will use the database resources of a third party, without the time and expense of developing and maintaining that resource. In furtherance of implementing our business model, we have entered into a distribution agreement with Wazzu Corporation and a license agreement with G.T.C. Transcontinental Group Ltd. These agreements are designed to generate revenues through third-party marketing of our products. We have also commenced discussions with other entities which we anticipate will result in similar agreements in the near future. We will continue to seek out strategic partners whose access to our target customer base can increase our sales and profitability.

         It is also possible that our proprietary Direct Connect software will be of sufficient value to a third party to warrant an offer to acquire it. We will consider all proposals designed to enhance shareholder values. Until such time as we generate meaningful revenues, we will require additional funds in order to fund our operations, including our payment of rent at our Vancouver offices, the salaries of our executive officers and stock appreciation to the extent required to be paid to Mr. Collins. If we are unable to generate sufficient revenues and proceeds from the sale of our securities, we may be required to borrow funds to sustain our operations. We are engaged in active discussions with several lenders to secure interim funding. None of these discussions has yet resulted in our receipt of financing. We may not be able to secure financing on acceptable terms.

YEAR 2000 ISSUE

         The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the year 2000 issue.

         We have reviewed all software and hardware used internally by us in order to determine whether they are year 2000 compliant. Our review indicates that our internal operations will not be materially impacted by the year 2000 issue, nor will we be required to expend material sums in order to modify our systems so that they are year 2000 compliant. We have also confirmed that the computer systems of third parties with whom we have material relationships are year 2000 compliant and our relationships with them will not be materially impacted by the year 2000 issue.

         Our success is dependent upon continued use of computers and the Internet by the general public, and particularly by businesses who own and operate web sites. Any widespread failure of computer systems used by our target market as a result of the year 2000 issue could have a material adverse effect on our current and future business, financial condition and results of operations. Each web site operator and advertiser whose Internet business is disrupted by the year 2000 issue represents the possible loss of a customer to us. We have not established a contingency plan in the event the year 2000 issue adversely affects us, and we currently have no plans to do so.


                                    BUSINESS

         We are a Florida corporation that develops and markets software products that primarily benefit Internet users, persons and businesses who operate Internet web sites and advertisers on the Internet. We currently have two products. One is our "Phon-Net Direct Connect" software.
The other is our "Phon-Net Search Engine".

PHON-NET DIRECT CONNECT

         Direct Connect provides increased capability to the Internet user whose computer and telephone share the same phone line. A visitor to an Internet web site can establish telephone contact with the web site operator or web site advertiser, while continuing to view the web site.
Among the features of Direct Connect are that:

         o the computer's modem connection is not disconnected during a Direct Connect telephone call;
         o web site operators and advertisers can increase e-commerce revenues by additional sales assisted by telephone communication between the Internet consumer and the web site retailer;
         o security risks are reduced by providing personal and credit card data by telephone, rather than transmitting it over the Internet;
         o following termination of a Direct Connect telephone call, computer contact with the web site is seamlessly reestablished; and
         o the software is licensed by us to the web site operator or advertiser - we retain all ownership rights - and it is free to the consumer.

         Our experience leads us to believe that security concerns, primarily the transmission of personal and credit card information over the Internet, have prevented Internet commerce from achieving widespread acceptance as a method of commerce. A significant advantage that Direct Connect provides for Internet commerce is that credit card payment may be made during the telephone portion of the transaction, rather than transmitting personal and credit card information over the Internet.

         Direct Connect is currently available directly from us at our web site, as well as through distributors who market Direct Connect along with their own Internet related products and services. We license our Direct Connect software to businesses. At the time of purchase, the customer is provided with a password that allows the customer to download the information directly to its web site. Our customers license Direct Connect for an initial one year license fee of $99. After the expiration of one year, Direct Connect has a mechanism that makes it inoperable unless the customer renews the license. Prior to the end of the year, an E-Mail is sent to the customer advising that the license will terminate and that the customer can then renew the license on a year to year basis.

         A Direct Connect software function routes all telephone calls using Direct Connect through a central computer server. This enables us to:

         o         activate a customer's initial use of Direct Connect;
         o monitor usage to ensure that only licensed customers are using Direct Connect;
         o monitor the termination dates of customers' licenses so they may be notified that it is time to renew; and
         o         gather data concerning usage of direct connect.

         We currently use the services of Netcom Canada Inc. of Toronto, Canada, to host our central server. We pay Netcom a fee for its services on an invoice basis, however, there are numerous companies that provide server host services and we are not dependent upon Netcom for this purpose.

PHON-NET SEARCH ENGINE

         Our other product is the Phon-Net Search Engine. The Search Engine incorporates Direct Connect and functions as a yellow pages. This product enables the user to search the world wide web and a local interactive telephone database for a desired business listing. Once the business is identified and its telephone number is found, the user can command Direct Connect to contact the party by telephone.

         Our Search Engine provides a service to consumers seeking to locate a business. It is also designed to enable businesses to expand their presence in the marketplace and to enable them to provide desired information to consumers seeking their services. We intend to market the Search Engine to businesses for an annual fee, including a license fee for Direct Connect.

         We have beta-tested our Search Engine in Vancouver for over twelve months. In November 1999, we delivered a customized Search Engine to Wazzu Corporation under our agreement with them, for marketing to their customer base. A description of our agreement with Wazzu is contained in the following section.

PRODUCT DEVELOPMENT AND PRODUCTION

         We have an agreement with Quad-Linq Software, Inc., of British Columbia, Canada, to develop, maintain, support, upgrade and enhance our Direct Connect software. We retain exclusive ownership of the software, and Quad-Linq agrees not to develop similar software for others. As payment to Quad-Linq, we issued 3,000,000 shares of our stock, and options to purchase an additional 2,000,000 shares, to Quad-Linq and its principals. The options are exercisable at $.40 per share, until June 30, 2001.

SALES AND MARKETING

         We are actively marketing Direct Connect using several strategies to reach Internet web site operators. The target market for Direct Connect includes:

         o        web site operators;
         o        businesses that advertise on web sites;
         o        businesses that create and/or host web sites for others;
         o distributors and resellers who "bundle" our software with other Internet-related software products;
         o developers of Internet-related software products, for incorporation into their products; and
         o resellers who believe that Direct Connect offers a viable alternative to e- commerce security concerns.

         We market Direct Connect through third parties with whom we have contracted.

         In September 1999, we entered into an agreement with Wazzu Corporation to serve as a non-exclusive distributor of our Direct Connect software throughout the United States. Wazzu is a California-based web page designer and host and distributor of e-commerce solutions. We agree to assist Wazzu in promoting our Direct Connect software to its customer database, by offering an initial six months' use of Direct Connect without charge. Wazzu will pay us a $99 annual license fee, for each customer who agrees to license Direct Connect on an annual basis following the initial six month period. Wazzu is permitted to provide additional services to its customers in conjunction with sales of Direct Connect licenses and to charge its customers directly for those added services. We expect that this marketing promotion will expose Direct Connect to over 18,000 business web pages owners and operators. The agreement with Wazzu cannot be canceled prior to September 8, 2000 without the mutual consent of the parties, except in the event of uncured material breaches or a party's bankruptcy.

         In September 1999, we also entered into a license agreement with G.T.C. Transcontinental Group Ltd., a Canadian corporation, and licensed our Direct Connect software to Transcontinental. Transcontinental, which is based in Montreal, publishes and markets interactive Internet and print media business directories, newspapers and flyers, in strategic partnership with companies including Bell Actimedia. The agreement grants Transcontinental the exclusive right to use, market and sublicense Direct Connect in Canada, throughout the two year initial, and one year renewal term of the agreement. We will receive CAN$80 for each Direct Connect we activate as a result of a product sale by Transcontinental.

         We have granted Transcontinental a right of first refusal for exclusive distribution rights to Direct Connect in countries other than Canada, the United States, Japan, Korea, Australia and New Zealand. We have agreed to deposit the source code for Direct Connect with a trust company, and to grant Transcontinental access to the source code in the event of our bankruptcy, insolvency or breach of the agreement. The agreement may be terminated by either party in the event of an uncured breach, after notice, by the other party. The agreement will terminate without notice in the event of the dissolution or bankruptcy of a party.

         On November 5, 1999, we entered into a letter of intent with Volt Information Sciences, Inc. to establish a joint venture or other contractual relationship between us. Volt, with executive offices located in New York City, is a leading national provider of staffing services, telecommunications and information solutions and electronic publication, including telephone directories. The relationship will exploit the synergies between our Phon-Net Search Engine with Direct Connect and Volt's directory of United States business listings and other business database directories. This arrangement will provide Volt, or the joint venture to be established, with exclusive rights to our Search Engine with Direct Connect for use in connection with United States business database directories. The agreement with Volt will permit us to continue our current agreement with Wazzu. The letter of intent contemplates a formal agreement between the parties prior to January 5, 2000, and if such agreement is not executed prior to February 5, 2000, that the letter of intent will become null and void.

         On November 5, 1999, we received written confirmation that Brocker Technology Group, a publicly held New Zealand corporation, desires to acquire Direct Connect licenses for New Zealand and Australia. We understand that Brocker has established relationships with Telecom New Zealand and Telstra in Australia, that will enable it to reach a large segment of the New Zealand and Australian market for Direct Connect.

         Proposed business transactions with Volt Information Sciences, Inc. and Brocker Technology Group are in their formative stages and no binding agreements have yet been executed. We may not reach formal agreement with either or both of these parties.

COMPETITION

         The market for online commerce over the Internet is new, rapidly evolving and intensely competitive. Competition will likely increase in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

         We do not believe there is any software product currently available or under development that performs the functions of our Direct Connect software. To the extent that Direct Connect receives patent protection, it is our understanding that substantially new technology must be developed in order for a third party to market software that performs the primary functions of Direct Connect.

         Our Phon-Net Search Engine will compete with a wide range of interactive and printed business directories, including those published and/or marketed by large regional telephone companies such as the Baby Bells and their affiliates. Interactive search engine directories have become increasingly popular, and we anticipate that continued competition for our Search Engine will come from Internet-related and technology companies. These companies are substantially larger and have greater financial and other resources that we have. We believe that we can compete successfully with other search engine directories because the Phon-Net Search Engine incorporates our proprietary Direct Connect software.

PATENT APPLICATION

         On October 27, 1999, we filed a patent application for our Direct Connect software with the United States Patent and Trademark Office. The application is entitled "Communications Method Allowing for Alternating Voice and Data Connections Over a Single Line". In the event our application results in a patent being issued, the ability of others to develop technology that performs substantially similar functions will be limited. However, the application and review process can take considerable time and we are unable to predict whether a patent for Direct Connect will issue.

CORPORATE HISTORY

         Phon-Net.com, Inc. is a corporation organized under the laws of the State of Florida on January 16, 1997, under the name XGA Golf International, Inc. From its inception until May 1998, XGA Golf sought to engage, through proposed business combinations and/or asset acquisitions with third parties, in various aspects of the golf and golf-travel industries. While various third parties were identified and negotiations undertaken, no business combinations or acquisitions were consummated. In June 1998, XGA Golf changed its name to Agrosol, Inc.

         Phon-Net Corp. was organized under the laws of the State of Nevada on August 28, 1998. Effective September 25, 1999, Phon-Net Corp. acquired all of the outstanding shares of Piedmont Technologies, Inc. and its subsidiaries, The National-For-Sale Phone Company and VNETT Enterprises Inc. Contemporaneous with this transaction, Brian Collins, an officer, director and principal shareholder of Piedmont, transferred all of his rights as inventor of the technologies used in Phon-Net Direct Connect and Phon-Net Search Engine to Phon-Net Corp. Following this transaction, Piedmont became a wholly-owned subsidiary of Phon-Net Corp. and National and VNETT remain wholly-owned subsidiaries of Piedmont.

         On October 5, 1998, Agrosol, Inc. exchanged 11,410,000 shares of its common stock for all of the outstanding shares of Phon-Net Corp., and changed its name to Phon-Net Corporation. At the time of the share exchange, the sole officer and director of Agrosol, Inc. was Lana Bea Turner. The assets we acquired from Phon-Net Corp. at the time of the share exchange consisted of ownership of the rights to our Phon-Net Direct Connect and Phon-Net Search Engine, as well as the operations of National.

         In January 1999, we changed our name to Phon-Net.com, Inc. On April 15, 1999, we increased the number of shares of common stock we are authorized to issue to 80,000,000.

         All ownership rights to our Direct Connect and Search Engine products are owned by Phon-Net.com, Inc. Piedmont's operations are limited to performing beta-testing of our products. National operates an interactive real estate and professional listing service which, through an "800" telephone number, allows users to access real estate listings, as well as providers of related services such as real estate attorneys, surveyors and title companies. National's operations are not currently material to our business or financial condition. VNETT owns the rights to a search engine concept that enables users to locate and reserve video tapes from retail video rental locations. VNETT is not currently engaged in active operations.

EMPLOYEES

         We currently employ seven people, six of whom are full-time employees, in the following capacities: two executive officers, one administrative employee, one sales and marketing person and two programmers. Our employees are not represented by a collective bargaining unit. We believe relations with our employees are good.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

DESCRIPTION OF PROPERTY

         On July 9, 1999, we entered into a three year lease for approximately 1,300 square feet of office space in Vancouver, British Columbia. We use this space for our executive headquarters. The lease is for a term of three years ending July 31, 2002, and we will pay the landlord monthly base rent of approximately $889 (or $10,668 per year). We are also obligated to pay all utility charges for our use of the space, as well as our proportionate share of all operating expenses in the building. We are not permitted to assign or sublet our lease without the landlord's prior written consent.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.

NAME                                       AGE                                  POSITION
----                                       ---                                  --------
Brian Collins                               44                         Chairman of the Board of Directors,
                                                                       Chief Executive Officer, President,
                                                                       Chief Operating Officer, Secretary,
                                                                       Treasurer and Director

Sloan Young                                 30                         Vice President of Technology and
                                                                       Operations

         Brian Collins has served as our Chief Executive Officer, President and a Director since our acquisition of Phon-Net Corp., a Nevada corporation, in October 1998. In 1998, Mr. Collins founded Phon-Net Corp., which owns the intellectual property of its wholly-owned subsidiaries, Piedmont Technology, Inc., a British Columbia corporation and National For Sale Phone, Inc., a British Columbia corporation. Mr. Collins continues to serve as the President, Chief Executive Officer and Chairman of Phon-Net Corp., Piedmont and National For Sale Phone. In 1995, he founded Piedmont, which developed early versions of our search engine product. In May 1993, Mr. Collins founded National, which operates an interactive "1-800" real estate telephone channel coast-to-coast in Canada.

         Sloan Young has served as our Vice President of Technology and Operations since October 1998. From 1993 until he joined us, Mr. Young was employed as a restaurant manager for Cactus Club Cafe from November 1996 to June 1997, and Zachary's Restaurant from June 1995 to September 1996. He attended CDI College of Business and Technology from September 1997 to November 1998 and received a Programmer Analyst Diploma in 1998.

         BOARD COMMITTEES: We do not as yet have an audit committee or a compensation committee. We may organize these committees in the future.

         EMPLOYMENT AGREEMENTS. Effective July 1, 1999, we entered into an employment agreement with Brian Collins to serve as our President and Chief Executive Officer for an initial three year term, with two renewal terms, each for two years. If we decide not to renew, and we do not have cause for our decision, we must pay Mr. Collins the equivalent of one year's compensation. For his services, we pay Mr. Collins a salary of $150,000 each year and provide a monthly automobile allowance of $700.

         We have also granted annual stock appreciation rights to Mr. Collins, which provide for our payment of amounts to Mr. Collins based upon appreciation in the market price of our stock. Mr. Collins is entitled to 400,000 SARs during the first year, and 600,000 SARs for each of the second and third years, of the term of the employment term. Each year we have agreed to pay

Mr. Collins an amount equal to the (a) difference between the market price of our shares at the beginning and end of each year, multiplied by (b) the number of SARs granted for the corresponding year. Volatility or other increases in our stock price could require us to pay Mr. Collins substantial amounts attributable to his stock appreciation rights at a time when our stock price may not be an accurate reflection of our financial condition or results of operations, and when such payment could have a material adverse effect on our financial condition. We have agreed with Mr. Collins that not more than 50% of our net income in excess of $50,000 in any fiscal year may be paid to Mr. Collins under the SARs. Amounts not paid will be accrued and paid in subsequent years, to the extent of 50% of annual net income in excess of $50,000.

         Mr. Collins is our founder, and our future success depends upon his services. In order to induce him to serve as our President and enter into the employment agreement, we issued him 5,000,000 shares of our stock and granted him options to purchase 2,000,000 additional shares.
The options are exercisable at $.40 each, until May 26, 2009.

         Effective November 1, 1999, we entered into a three year employment agreement with Sloan Young, our Vice President of Technology and Operations. Mr. Young's salary is CAN$80,000 for the first year, CAN$90,000 for the second year and CAN$100,000 for the last year of the term. We granted Mr. Young options to purchase 200,000 shares of our stock, exercisable at $.36 per share, which vest one-third each year of the agreement, and expire on December 31, 2004. We also agreed to issue Mr. Young 100,000 shares of our stock on each of November 1, 1999, 2000 and 2001. In addition, we have agreed to pay Mr. Young $1.00 for each Direct Connect license sold, with such payment being made in the local currency of sale. We may discontinue the payment of the $1.00 per license at any time, in our discretion.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to: (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999:


                                    FISCAL                             OTHER ANNUAL                     LTIP     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY            BONUS    COMPENSATION     OPTIONS/ (#)    PAYOUTS  COMPENSATION
---------------------------         ----    -------           -----    ------------     ------------    -------  ------------
Brian Collins, CEO                 1999   $178,716              -           -               -             -          $1,250,000
                                   1998    $52,926              -           -               -             -          -
                                   1997    $21,899              -           -               -             -          -


         Other compensation for the 1999 fiscal year consists of 5,000,000 shares of our common stock, valued at $.25 per share, issued to Mr. Collins as an inducement for him to enter into his employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended July 31, 1999 to (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999.

                                                PERCENT OF
                                NUMBER OF     TOTAL OPTIONS/
                               SECURITIES      SARS GRANTED
                               UNDERLYING      TO EMPLOYEES          EXERCISE OR
                              OPTIONS/SARS       IN FISCAL           BASE PRICE
      NAME                     GRANTED (#)          YEAR               ($/SH)           EXPIRATION DATE
      ----                     -----------          ----               ------           ---------------
      Brian Collins, CEO      2,000,000             83%                $.40             5/26/2009



INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         On May 27, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We have reserved 3,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently run by our board of directors.

         Subject to the provisions of each of the stock option plans, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an inventive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have granted options to purchase 2,400,000 shares under the stock option plan.

OPTION EXERCISES AND HOLDINGS

         The following table sets contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended July 31, 1999 to (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            NUMBER OF
                                                                           SECURITIES            VALUE OF
                                                                           UNDERLYING           UNEXERCISED
                             SHARES                                        UNEXERCISED         IN-THE-MONEY
                            ACQUIRED                                      OPTIONS/SARS         OPTIONS/SARS
                               ON                         VALUE           AT FY-END (#)        AT FY-END ($)
                            EXERCISE                    REALIZED          EXERCISABLE/         EXERCISABLE/
      NAME                     (#)                         ($)            UNEXERCISABLE        UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
Brian Collins, CEO              -                           -                   -                    -


LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                                     NUMBER          PERFORMANCE
                                    OF SHARES         OR OTHER             ESTIMATED FUTURE PAYOUTS UNDER
                                    UNITS OR        PERIOD UNTIL             NON-STOCK PRICE-BASED PLANS
                                  OTHER RIGHTS       MATURATION             THRESHOLD   TARGET   MAXIMUM
      NAME                            (#)             OR PAYOUT                ($OR #)  ($OR #)    ($ OR #)
      -------------------------------------------------------------------------------------------------------
      Brian Collins, CEO                -                 -                      -          -      --



LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

      As authorized by the Florida Business Corporation Law, our articles of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;
         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
         o unlawful payments of dividends or unlawful stock redemptions or repurchases;
         o any transaction from which the director derived an improper personal benefit

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our articles of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS


         In May 1999, in connection with our acquisition of the outstanding shares of Phon-Net Corp. and as consideration for the satisfaction of certain product development goals provided for as part of our share exchange with Phon-Net Corp., we issued 8,085,000 additional shares to Brian Collins, our President and CEO.

         We have not entered into any other material transactions with our officers, directors or affiliates except for employment arrangements which are described elsewhere in this prospectus. While we have not adopted any corporate policies for entering into transactions with affiliated parties,

         o we are subject to Section 617.0832 of the Florida Business Corporation Law which requires that transactions between Phon-Net and one or more of its directors be approved by disinterested directors, be approved by Phon-Net's shareholders or be fair to Phon-Net; however,
         o we are not subject to Section 617.0901 of the Florida Business Corporation Law which places additional limitations and restrictions on certain business transactions with affiliated parties.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us, as of November 8, 1999, relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Phon-Net.com, Inc., 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. However, of the 5,000,000 shares and options issued to Quad-Linq, whose address is 401-889 West Pender Street, Vancouver, British Columbia V6C 3B2, 1,733,333 are owned by Roger Betterton, 800,000 by Christopher E. Georgelin and 800,000 by Seidmehdi Seidbagherzadeh, each of whom is an affiliate of Quad-Linq.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him and that can be acquired by him within 60 days from the date of this prospectus, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

NAME AND ADDRESS OF                            AMOUNT AND NATURE OF                     PERCENTAGE
 BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP                      OF CLASS
 ----------------                              --------------------                      --------
Brian Collins                                         21,286,287                             55.8%

Sloan Young                                              194,667                              1.0%

Quad-Linq Software, Inc.                               5,000,000                             13.1%

Executive Officers and
 Directors (as a group of 2)                          21,480,954                             56.2%


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 80,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there are 36,127,430 shares of common stock issued and outstanding, which are held of record by approximately 120 holders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

PREFERRED STOCK

         We may issue preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors. We have no present intention of issuing shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc. Its address is 7130 Nob Hill Road, Tamarac, Florida 33321, and its telephone number is (954) 726- 4954.

REPORTS TO SECURITYHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to securityholders as we deem appropriate.


                             SELLING SECURITYHOLDERS

         The following table sets forth (a) the name of each selling securityholder, (b) the number or shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus, giving effect to the exercise of the selling securityholders' warrants into shares of common stock, and (c) the number of shares being offered by each selling securityholder. The shares of common stock being offered are being registered to permit public sales and the selling securityholders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling securityholder are being borne by us. We will receive none of the proceeds of this offering.

         The following table is derived from our books and records, as well as from those of our transfer agent. No selling securityholder is affiliated with us except Brian Collins, our President and CEO, and Sloan Young, our Vice President. Jerry Collins, Matthew Collins, Phyllis Collins and Susan Collins are family members of Brian Collins. Jan Douglas Atlas, Roxanne K. Beilly, Robin C. Campbell, Joel D. Mayersohn, Charles B. Pearlman and the spouse of Susan Schneider are members of Atlas, Pearlman, Trop & Borkson, P.A., our counsel. Quad-Linq Software, Inc. is the developer of our Direct Connect software and Roger Betterton, Christopher Georgelin and Seidmehdi Seidbagherzadeh are affiliates of Quad-Linq. An "*" indicates less than one percent.

                               SHARES OWNED          SHARES AVAILABLE        SHARES              PERCENT OF
                               PRIOR TO THIS         PURSUANT TO             OWNED AFTER         CLASS
SELLING SECURITYHOLDER         OFFERING              THIS PROSPECTUS         OFFERING            AFTER OFFERING
----------------------         --------              ---------------         --------            --------------
1st Net Technologies, Inc.         60,000                 60,000              - 0 -                  *
Jan Douglas Atlas                  25,000                 25,000              - 0 -                  *
Roxanne K. Beilly                   5,000                  5,000              - 0 -                  *
Roger Betterton                 1,012,666              1,012,666              - 0 -                  *
Robin C. Campbell and
  Les Campbell Ten Ent              5,000                  5,000              - 0 -                  *
Brian Collins                  19,286,287              1,000,000              18,286,287             49.5%
Jerry Collins                      15,000                 15,000              - 0 -                  *
Matthew Collins                    15,000                 15,000              - 0 -                  *
Phyllis Collins                    15,000                 15,000              - 0 -                  *
Susan Collins                     327,587                290,000                  37,587             *
Tim Collins                        15,000                 15,000              - 0 -                  *
Christopher E. Georgelin          493,677                493,677              - 0 -                  *
Jim Hall                          400,000                400,000              - 0 -                  *
Market Surveys
  International, Inc.             400,000                400,000              - 0 -                  *
Joel D. Mayersohn and
  Jamie Mayersohn Ten Ent           5,000                  5,000              - 0 -                  *
Jerry McCoy                       683,426                100,000                 583,426             1.5%
Tony Musfelt                       15,000                 15,000              - 0 -                  *
Charles B. Pearlman                25,000                 25,000              - 0 -                  *
Quad-Linq Software, Inc.        1,000,000              1,000,000              - 0 -                  *
Kathleen Roberts                   22,000                 22,000              - 0 -                  *
Susan Schneider                    25,000                 25,000              - 0 -                  *
Seidmehdi
 Seidbagherzadeh                  493,657                493,657              - 0 -                  *
Tom Ward                          310,000                310,000              - 0 -                  *
Steven I. Weinberger               10,000                 10,000              - 0 -                  *
Sloan Young                        28,000                 28,000              - 0 -                  *
                                                     -----------

Total                                                  5,785,000
                                                     ===========

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling securityholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of securities.

         The selling securityholders may sell the securities in one or more of the following methods:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

         o purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         o ordinary brokerage transactions and transactions which the broker solicits purchases, and

         o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling securityholders may arrange for other brokers or dealers to participate. The selling securityholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling securityholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling securityholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling securityholders with a copy of these rules. We have also told the selling securityholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling securityholders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

         On the date of this prospectus, we have 36,127,430 shares of common stock issued and outstanding. Of those shares, 13,307,430 shares, including the 5,785,000 shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include shares that may be issued upon exercise of options.

         The remaining 22,820,000 shares of common stock currently outstanding are restricted securities, and will become eligible for public sale at various times, provided the requirements of Rule 144 are complied with. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.


                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, FL 33301, Florida. Affiliates of that firm own an aggregate of 100,000 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements as of July 31, 1999 and July 31, 1998, and for each of the two years in the period ended July 31, 1999, appearing in this prospectus and registration statement have been audited by Morgan & Company, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Morgan & Company as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the world wide web located at http//www.sec.gov.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Please direct your request to the Company at Phon-Net.com, Inc., 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7, Attention: Chief Executive Officer, telephone (604) 437-3787.

         Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file quarterly and annual financial reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)

                          INDEPENDENT AUDITORS' REPORT

To the Directors
Phon-Net.com, Inc.
(a development stage company)

We have audited the consolidated balance sheets of Phon-Net.com, Inc. (a development stage company) as at July 31, 1999 and 1998, and the consolidated statements of operations and deficit, cash flows, and stockholders' equity for the years ended July 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended July 31, 1999, 1998, and 1997 in accordance with United States generally accepted accounting principles.

Without qualifying our opinion we draw attention to Note 1 to the consolidated financial statements. The Company incurred a net loss of $2,714,276 during the year ended July 31, 1999, and as at that date, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern.

Vancouver, Canada
                                                       /s/ Morgan & Co.
                                                       ----------------
November 1, 1999                                       Chartered Accountants

Comments by Auditors on United States - Canada Difference

In Canada, reporting standards for auditors do not permit the addition of an explanatory paragraph when the financial statements account for, disclose and present in accordance with generally accepted accounting principles conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. Although our audit was conducted in accordance with both United States and Canadian generally accepted auditing standards, our report to the shareholders dated November 1, 1999 is expressed in accordance with United States reporting standards which require a reference to such conditions and events in the auditors' report.

Vancouver, Canada
                                                       /s/ Morgan & Co.
November 1, 1999                                       ----------------
                                                       Chartered Accountants



                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS
                            (STATED IN U.S. DOLLARS)
-------------------------------------------------------------------------------------------------------------------
                                                                                            JULY 31
                                                                                      1999               1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT
     Cash                                                                    $        203,161     $         43,039
     Accounts and advances receivable                                                  17,291               28,920
     Due from related parties                                                           -                   29,932
     Prepaid expenses                                                                   -                    7,950
                                                                             --------------------------------------
                                                                                      220,452              109,841

CAPITAL ASSETS (Note 4)                                                                96,297              160,725
INTANGIBLES (Note 5)                                                                1,191,032              178,498
                                                                             --------------------------------------

                                                                             $      1,507,781     $        449,064
===================================================================================================================

LIABILITIES
CURRENT
     Accounts payable and accrued liabilities                                $        146,376     $        179,694
     Due to related parties                                                            66,031               26,658
     Current portion of notes payable (Note 6)                                         35,486                -
                                                                             --------------------------------------
                                                                                      247,893              206,352
NOTES PAYABLE (Note 6)                                                                  -                   35,486
                                                                             --------------------------------------
                                                                                      247,893              241,838
                                                                             --------------------------------------

STOCKHOLDERS' EQUITY CAPITAL STOCK (Note 7)
     Authorized:
         At July 31, 1999
             80,000,000 common shares, par value $0.001
             10,000,000 preferred shares, par value $0.01
         At July 31, 1998
             100,000 common shares without par value
             100,000,000 Class `A' preference shares, par value $10
             100,000,000 Class `B' preference shares, par value $50
     Issued and outstanding
             36,027,430 common shares at July 31, 1999 and
             9,422,000 common shares at July 31, 1998                               4,803,245            1,033,358

DEFICIT                                                                            (3,544,370)            (830,094)
CUMULATIVE TRANSLATION ADJUSTMENT                                                       1,013                3,962
                                                                             --------------------------------------
                                                                                    1,259,888              207,226
                                                                             --------------------------------------

                                                                             $      1,507,781     $        449,064
===================================================================================================================



                                                PHON-NET.COM, INC.
                                           (A DEVELOPMENT STAGE COMPANY)

                                 CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                                             (STATED IN U.S. DOLLARS)



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      INCEPTION
                                                                                                                   MARCH 19, 1996
                                                                         YEAR ENDED JULY 31                           TO JULY 31
                                                             1999                1998               1997                 1999
------------------------------------------------------------------------------------------------------------------------------------
REVENUE                                               $        23,354      $      134,378     $      259,742    $         444,951
                                                      ------------------------------------------------------------------------------

EXPENSES
     Advertising and promotion                                346,829              28,777             10,426              403,190
     Amortization of intangibles                              105,553              66,936             66,936              261,737
     Amortization of capital assets                            80,041              54,295             21,111              165,865
     Bank charges and interest                                334,354               2,544              3,687              340,585
     Office and sundry                                         55,295              84,351             28,243              170,510
     Professional fees                                         87,015               8,532             18,272              138,421
     Rent and utilities                                        34,439              31,292             15,066               84,593
     Telephone                                                 52,130              85,662             77,428              240,030
     Transfer agent and filing fees                             6,500               -                  -                    6,500
     Travel                                                    18,608              88,319             15,997              126,912
     Salaries and benefits                                  1,616,866             308,936            230,250            2,196,411
                                                      ------------------------------------------------------------------------------
                                                            2,737,630             759,644            487,416            4,134,754
                                                      ------------------------------------------------------------------------------

LOSS BEFORE THE FOLLOWING                                   2,714,276             625,266            227,674            3,689,803
     Forgiveness of debt                                        -                   -               (230,961)            (230,961)
     Write-down of investments                                  -                   -                 99,028               99,028
                                                      ------------------------------------------------------------------------------

NET LOSS FOR THE YEAR                                 $     2,714,276      $      625,266     $       95,741    $       3,557,870
====================================================================================================================================


LOSS PER SHARE                                        $   0.16             $   0.17           $   0.03
===============================================================================================================


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING              16,923,300           3,650,000          3,650,000
===============================================================================================================


                                                PHON-NET.COM, INC.
                                           (A DEVELOPMENT STAGE COMPANY)

                                       CONSOLIDATED STATEMENTS OF CASH FLOW
                                             (STATED IN U.S. DOLLARS)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      INCEPTION
                                                                                                                   MARCH 19, 1996
                                                                        YEAR ENDED JULY 31                           TO JULY 31
                                                               1999               1998               1997               1999
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES
     Loss for the year                                   $   (2,714,276)    $      (625,266)   $      (95,741)    $     (3,557,870)
                                                         ---------------------------------------------------------------------------

ADJUSTMENTS TO RECONCILE LOSS TO NET CASH USED BY
   OPERATING ACTIVITIES
     Stock issued for other than cash                           1,840,357             -                 -                1,853,857
     Amortization                                                 185,594           121,231            88,047              427,602
     Write-down of investments                                      -                 -                99,028               99,028
     Forgiveness of debt                                            -                 -              (230,961)            (230,961)
     Change in accounts and advances receivable
                                                                   11,629           (17,300)           (7,047)             (17,291)
     Change in due from related parties                            29,932            (4,427)          (10,906)                  -
     Change in prepaid expenses                                     7,950            (7,950)            -                       -
     Change in accounts payable and accrued liabilities           (33,318)          112,421              (373)             146,376
     Change in due to related parties                              39,373            15,938               (78)              66,031
                                                         ---------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                               2,081,517           219,913           (62,290)           2,344,642
                                                         ---------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                            (632,759)         (405,353)         (158,031)          (1,213,228)
                                                         ---------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES
     Capital assets                                               (15,615)         (174,225)             (167)            (262,164)
     Intangibles                                                    -                 -                 -                 (334,682)
     Investments                                                    -                 -                 -                 (160,068)
     Proceeds on sale of investments                                -                 -                61,040               61,040
                                                         ---------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                             (15,615)         (174,225)           60,873             (695,874)

CASH FLOW FROM FINANCING ACTIVITIES
     Common stock issued                                          232,365           618,259            78,103            1,265,723
     Stock issue costs                                           (157,920)            -                 -                 (157,920)
     Notes receivable                                             737,000             -                 -                  737,000
     Notes payable                                                  -                (3,343)             (283)             266,447
                                                         ---------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                                811,445           614,916            77,820            2,111,250
                                                         ---------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                            (2,949)              987               532                1,013
                                                         ---------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                   160,122            36,325           (18,806)             203,161

CASH, BEGINNING OF YEAR                                            43,039             6,714            25,520                -
                                                         ---------------------------------------------------------------------------

CASH, END OF YEAR                                        $        203,161   $        43,039    $        6,714     $        203,161
====================================================================================================================================

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (STATED IN U.S. DOLLARS)



SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Effective October 5, 1998, the Company acquired 100% of the issued and outstanding shares of Phon-Net Corp. by issuing 11,410,000 common shares at an ascribed value of $7,000.

The Company issued 8,085,000 common shares at an ascribed value of $8,085 to a director for the acquisition of technology and issued 5,000,000 common shares to the same director at an ascribed value of $1,250,000 pursuant to an employment agreement commencing July 1, 1999.

The Company issued 3,000,000 common shares at an ascribed value of $1,110,000 for the acquisition of 49% of the right to future cash flows from certain company technology.

The Company issued 1,715,000 common shares for advertising, promotion services, stock issue costs and for legal services at an ascribed value of $349,500.

The Company issued 2,707,430 common shares on the conversion of promissory notes totalling $737,000 (Note 7a).

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (STATED IN U.S. DOLLARS)
                                                                                          COMMON STOCK
                                                                       ----------------------------------------------------
                                                                                                            ADDITIONAL
                                                                           NUMBER                             PAID-IN
                                                                         OF SHARES          AMOUNT            CAPITAL
                                                                       ----------------------------------------------------
Balance, August 1, 1996                                                    2,308,580   $       336,996    $       -
Issuance of common stock                                                   5,147,096            78,103            -
Translation adjustment                                                        -                 -                 -
Loss for the year                                                             -                 -                 -
                                                                       ---------------------------------------------------

Balance, July 31, 1997                                                     7,455,676           415,099            -
Issuance of common stock                                                   1,966,324           618,259            -
Translation adjustment                                                        -                 -                 -
Loss for the year                                                             -                 -                 -
                                                                       ---------------------------------------------------

Balance, July 31, 1998                                                     9,422,000         1,033,358            -
Issuance of common stock                                                     578,000            77,365            -
                                                                       ---------------------------------------------------
                                                                          10,000,000         1,110,723            -
Consolidation of stock on 1 for 2 basis                                   (5,000,000)           -                 -
                                                                       ---------------------------------------------------
                                                                           5,000,000         1,110,723            -
Adjustment to number of shares issued and outstanding
    as a result of the reverse take-over transaction
       Piedmont Technologies Inc.                                         (5,000,000)           -                 -
       Phon-Net Corp.                                                      3,650,000            -                 -
                                                                       ---------------------------------------------------
                                                                           3,650,000         1,110,723            -

Issuance of common stock to acquire subsidiaries                          11,410,000             7,000            -

Issuance of common stock
       for cash                                                              460,000               460           154,540
       for services                                                        1,715,000             1,715           320,785
       for technology                                                     11,085,000            11,085         1,107,000
       for compensation expense                                            5,000,000             5,000         1,245,000
       on conversion of promissory notes                                   2,707,430             2,707         1,050,150
Stock issue costs                                                             -                 -               (212,920)

Translation adjustment                                                        -                 -                 -
Loss for the year                                                             -                 -                 -
                                                                       ---------------------------------------------------

Balance July 31, 1999                                                     36,027,430   $     1,138,690    $   3,664,555
                                                                       ===================================================
(RESTUBBED TABLE)
                                                                           CUMULATIVE
                                                                          TRANSLATION       ACCUMULATED
                                                                           ADJUSTMENT          DEFICIT              TOTAL
                                                                        ---------------------------------------------------------
Balance, August 1, 1996                                                 $        2,443    $      (109,087)    $       230,352
Issuance of common stock                                                          -                -                   78,103
Translation adjustment                                                             532             -                      532
Loss for the year                                                                 -               (95,741)            (95,741)
                                                                       ----------------------------------------------------------

Balance, July 31, 1997                                                           2,975           (204,828)            213,246
Issuance of common stock                                                          -                -                  618,259
Translation adjustment                                                             987             -                      987
Loss for the year                                                                 -              (625,266)           (625,266)
                                                                       ----------------------------------------------------------

Balance, July 31, 1998                                                           3,962           (830,094)            207,226
Issuance of common stock                                                          -                     -              77,365
                                                                       ----------------------------------------------------------
                                                                                 3,962           (830,094)            284,591
Consolidation of stock on 1 for 2 basis                                           -                -                   -
                                                                       ----------------------------------------------------------
                                                                                 3,962           (830,094)            284,591
Adjustment to number of shares issued and outstanding
    as a result of the reverse take-over transaction
       Piedmont Technologies Inc.                                                 -                -                   -
       Phon-Net Corporation                                                       -                -                   -
                                                                       ----------------------------------------------------------
                                                                                 3,962           (830,094)            284,591

Issuance of common stock to acquire subsidiaries                                  -                -                    7,000

Issuance of common stock
       for cash                                                                   -                -                  155,000
       for services                                                               -                -                  322,500
       for technology                                                             -                -                1,118,085
       for compensation expense                                                   -                -                1,250,000
       on conversion of promissory notes                                          -                -                1,052,857
Stock issue costs                                                                 -                -                 (212,920)

Translation adjustment                                                          (2,949)            -                   (2,949)
Loss for the year                                                                 -            (2,714,276)         (2,714,276)
                                                                       ----------------------------------------------------------

Balance July 31, 1999                                                   $        1,013    $  (3,544,370)      $     1,259,888
                                                                       ==========================================================

                                      F-6

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



1.   NATURE OF OPERATIONS

     Development Stage Activities

     Phon-net. com Inc. was organized to provide consumers with quick and easy access through any touch tone telephone, cellular/PCS phone, screenphone and the Internet to instantly access interactive information on area business and their current product and services, special promotions and other source information. Phon-net. com Inc. provides information services in a published directory format or through telephone information input to locate a business, product or service, by either a generic category search, or by entering a specific ad number listed in the Company's director.

     Phon-net. com Inc. is in the development stage; therefore recovery of its assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of Phon-net. com Inc.'s development program and its transition, ultimately to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfil its development activities and achieve a level of sales adequate to support its cost structure.

     Management is of the opinion that sufficient short-term funding will be obtained and that current negotiations with potential users of its products will be successful.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)  Consolidation
         These financial statements include the accounts of the Company and its wholly-owned subsidiaries, Phon-Net Corp., (incorporated in Nevada, U.S.A.), Piedmont Technologies Inc., The National For Sale Phone Company Inc., and V NETT Enterprises Inc., all incorporated in Canada.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     b)  Revenue Recognition
         Fees are invoiced on an annual basis, payable in advance and are non-refundable. Revenue is recognized over the term of the contracts. Revenue earned up to July 31, 1999 arises from income from beta-tested products and is recognized over the terms of the contracts, generally twelve months.

     c)  Capital Assets
         Capital assets are recorded at cost and amortized as follows:

                  Computer equipment       3 years straight line basis
                  Computer software        3 years straight line basis
                  Telephone and equipment  2 and 3 years straight line basis
                  Leasehold improvements   Lease term

     d)  Intangibles
         Intangibles are recorded at cost and amortized as follows:

                  Goodwill              5 years straight line basis
                  Technology costs      Economic life of the associated product

         Management reviews goodwill and technology costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

     e)  Capitalized Costs

         Costs for developing computer software are capitalized when technological feasibility has been established for the computer software product. Capitalization of computer software costs is discontinued when the product is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. All costs capitalized to date are for purchased technology.

         Purchased computer software, which includes programs used for company management and software development are capitalized and amortized as disclosed in the capital assets significant accounting policy note.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     f)  Income Taxes
         The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion of all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     g)  Foreign Currency Translation
         The Company's subsidiary's operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiary have been translated using the current method whereby the assets and liabilities are translated at the year end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity.

     h)  Financial Instruments
         The Company's financial instruments consist of cash, accounts and advances receivable, accounts payable, and amounts due to and from related parties.

         Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

     i)  Loss Per Share
         The loss per share is calculated using the weighted average number of common shares outstanding during the year. Fully diluted loss per share is not presented, as the impact of the exercise of options is anti-dilutive.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)



3.   ACQUISITION OF SUBSIDIARIES

     a) Effective October 5, 1998, Phon-net Corp. acquired 100% of the issued and outstanding shares of Piedmont Technologies Inc., by issuing 5,000,000 common shares. Effective the same date, Phon-net.com Inc. acquired 100% of the issued and outstanding shares of Phone-net Corp., by issuing 11,410,000. Since the transaction resulted in the former shareholders of Piedmont Technologies Inc. owning the majority of the issued shares of Phon-net.com Inc., the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Piedmont Technologies Inc. of the net assets and liabilities of Phon-net.com Inc. Under this purchase method of accounting, the results of operations of Phon-net.com Inc. are included in these financial statements from October 5, 1998.

         Piedmont Technologies Inc. is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

         The statements of operations and cash flows consist of the operation of Phon-net.com Inc. from October 5, 1998. Prior to that date, the operations are those of Piedmont Technologies Inc.

         Phon-net.com Inc. had a net assets of $Nil at the acquisition date, therefore the 11,410,000 shares issued on the acquisition were issued at an ascribed value of $Nil. The reverse acquisition was a reorganization and recapitalization of a private operating company with a public shell in which no goodwill or other intangibles were recorded as part of the transaction.

         Phon-net Corp. had net assets of $7,000 at the acquisition date, therefore the shares issued on the acquisition were issued at an ascribed value of $7,000.

         The acquisitions are summarized as follows:

                                     PHON-NET.COM INC.       PHON-NET CORP.
               Current Assets       $         -            $     7,000
                                    ===================    ================
               Net Assets           $         -            $     7,000
                                    ===================    ================


                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



3.   ACQUISITION OF SUBSIDIARIES (Continued)

     b)  i)   By an agreement dated March 31, 1996, Piedmont Technologies
              Inc. acquired 100% of the issued and outstanding shares of The
              National For Sale Phone Company Inc., by issuing 1,324,180 common shares at a value of $0.12 per share. Of the shares outstanding, 84% were held by two directors of Piedmont Technologies Inc.

              The acquisition was accounted for using the purchase method with the results of operations included in these financial statements from the date of acquisition. The purchase price has been allocated as follows:

                      Working capital (deficiency)                                            $      (147,167)
                      Capital assets                                                                   72,688
                      Non-current liabilities assumed                                                  (6,065)
                                                                                              -----------------
                                                                                                      (80,544)
                      Excess of purchase price over net assets acquired                               239,062
                                                                                              -----------------

                      Consideration                                                           $       158,518
                                                                                              =================

         ii) By an agreement dated March 31, 1996, the Company acquired from a director of Piedmont Technologies, Inc. 100 % of the issued and outstanding shares of V NETT Enterprises Inc. for cash consideration of $1.

              The acquisition was accounted for using the purchase method. The purchase price has been allocated as follows:

                      Working capital (deficiency)                                            $       (14,217)
                      Excess of purchase price over net assets acquired                                14,216
                                                                                              -----------------

                      Consideration                                                           $             1
                                                                                              =================


                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



3.   ACQUISITION OF SUBSIDIARIES (Continued)

         iii) By an agreement dated March 18, 1996, and as amended July 30, 1997, the Company purchased certain assets from a private company for consideration of a note payable of $272,065.

              The purchase price has been allocated as follows:

              Investment - in listed company shares                                                $       161,245

              Advance receivable from The National For Sale Phone Company Inc.
                                                                                                            29,416

              Goodwill, representing the right to purchase the issued and outstanding
                shares of The National For Sale Company Inc.                                                81,404
                                                                                                   ----------------

                                                                                                   $       272,065
                                                                                                   ================


              On September 13, 1996, certain subscribers advanced $272,065 to Piedmont Technologies Inc. for the purchase of 1,480,000 common shares at a price of $0.18 per share. The Company did not accept the subscriptions and did not issue shares to the subscribers. By an agreement dated July 30, 1997, for consideration of the issuance of promissory notes in the amount of $41,104, the subscribers released and forgave the Company from the issue of any shares subscribed for.


4.   CAPITAL ASSETS

                                                                  1999                                    1998
                                        -------------------------------------------------------     ----------------
                                                             ACCUMULATED            NET BOOK              NET BOOK
                                               COST          DEPRECIATION             VALUE                VALUE
                                        -------------------------------------------------------     ----------------
    Computer equipment                  $     72,356     $         44,961     $         27,495      $      34,607
    Telephone and equipment                   33,571               20,446               13,125             21,864
    Computer software                        154,620               98,943               55,677            102,411
    Leasehold improvements                     -                    -                    -                  1,843
                                        -------------------------------------------------------     ----------------

                                        $    260,547     $        164,350     $         96,297      $     160,725
                                        =======================================================     ================

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



5.   INTANGIBLES
                                                                                     1999               1998
                                                                               ------------------ -----------------
    Goodwill, at cost                                                          $        334,682   $       334,682
    Technology, at cost                                                               1,118,085            -
                                                                               ------------------ -----------------
                                                                                      1,452,767           334,682

    Less:  accumulated amortization                                                    (261,735)         (156,184)
                                                                               ------------------ -----------------

                                                                               $      1,191,032   $       178,498
                                                                               ================== =================

     Goodwill arose on the acquisition of certain subsidiaries and other assets (Note 3).

     The Company issued 3,000,000 common shares and granted the vendors the option to acquire 2,000,000 common shares of the Company at a price of $0.36 per share in exchange for 49% of the right to future cash flows of certain software technology at an ascribed value of $1,110,000.

     The Company issued 8,085,000 common shares at an ascribed value of $8,085 to a director for the acquisition of certain software technology rights.

6.   NOTES PAYABLE


                                                                                       1999             1998
                                                                                  --------------- -----------------
    Unsecured and due August 31, 1999, with interest at 5% p.a.                   $    35,486     $     35,486
                                                                                  =============== =================


7.   CAPITAL STOCK

     a) During the year ended July 31, 1999, the Company issued promissory notes in the amount of $737,000 convertible into common stock at the lesser of $0.50 per share and 70% of the market price of the shares. The notes bear interest at a rate of 10% per annum.

         An amount of $315,857 has been charged to interest expense arising from the 30% discount from fair market value of the shares at the date of issue of the promissory notes.

         The Company issued 2,707,430 common shares on conversion of the promissory notes.

     b) On May 29, 1999 the Company adopted a Stock Option Plan that provides for the granting to employees of stock options designed to qualify as "incentive stock options" under the Internal Revenue Code. An option gives the participant the right to purchase from the company a specified number of shares of common stock for a specified price during a specified period not exceeding 10 years. Options become exercisable two years after date of grant. A total of 3,000,000 shares of common stock have been reserved for issuance under the Stock Option Plan.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



7.   CAPITAL STOCK(Continued)

   Options issued as follows:
                                         ---------------------------------------------------------- ----------------
                                           NUMBER OF      EXERCISE PRICE       WEIGHTED AVERAGE         NUMBER
                                            SHARES          PER SHARE         EXERCISE PRICE PER      EXERCISABLE
                                                                                    SHARE
                                         ---------------------------------------------------------- ----------------
  Outstanding  August 1, 1998                  0                -                     -                   0

  Granted                                  2,200,000        $0.36-0.40               0.39             2,100,000
                                         ==============                                             ===============

  Outstanding July 31, 1999                2,200,000        $0.36-0.40               0.39             2,100,000
                                         ==============                                             ===============

     The options outstanding at July 31, 1999 expire May 26, 2009.

     The weighted-average grant-date fair value of options granted in 1999 was $0.15. The fair value of the options is estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield, Nil percent for all years; expected volatility of 127%; risk free interest rate of 5.25% ; and expected life of 10 years.

     The Company has elected not to adopt the fair value method of accounting for employee stock compensation plans as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123 issued by the Financial Accounting Standards Board. Instead, as permitted by SFAS No.123, the Company has elected to continue to apply the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No.25. If the fair value method of accounting under SFAS No. 123 had been followed, net income and earnings per share of the Company would have been reduced by amortization of the grant-date fair value of the options over the vesting period.

     The pro forma net loss and earnings per share for 1999, 1998 and 1997 as if the fair value method had been used is as follows:

                                                             1999                   1998                  1997
         Net loss                                    $        3,443,600     $         625,266     $          95,741
                                                     ===================    ==================    ==================
         Per share:                                  $             0.20     $            0.17     $            0.03
                                                     ===================    ==================    ==================

     Under the Stock Option Plan the Company may grant non -qualifying stock options at an exercisable price of not less than 75% of fair market value at the date the option is granted. Compensation expense will be recognized at the date of grant of any non-qualifying options at the difference between the fair market value and the exercise price. No non-qualifying stock options are granted as at July 31, 1999.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



8.   RELATED PARTY TRANSACTIONS

     (i) During the year ended July 31, 1999, the Company paid $ 1,428,716 (1998
         - $52,926; 1997 - $21,899) to a director for salaries. The amount paid includes the issue of 5,000,000 common shares of the Company, at a value of $0.25 per share. The shares were issued on July 6, 1999 pursuant to an employment agreement dated July 1, 1999.

    (ii) Amounts due to and from related parties are to a director of the Company and to the director of a subsidiary company.


9.   COMMITMENTS

     The Company entered into an employment agreement dated July 1, 1999 with a director for a period of three years at an annual remuneration of $150,000. In addition, and as an inducement to enter into the employment contract, the Company has agreed to issue to the director, 5,000,000 common shares. The employment agreement also grants the director an annual Stock Appreciation Right ("SAR"), pursuant to which, on (i) February 15, 2000, the director shall be entitled to receive a sum of money in an amount equal to four hundred thousand (400,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on June 30, 1999 and February 1, 2000, (ii) on February 15, 2001, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2000 and February 1, 2001 and (iii) on February 15, 2002, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close on February 1, 2001 and February 1, 2002 (Note 12).

     No expense has been accrued at July 31, 1999 as the market price of the stock at July 31, 1999 is less than the market price at June 30, 1999.

                               PHON-NET.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (STATED IN U.S. DOLLARS)



10.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


11.  OTHER

     During the year the Company changed its name from Phon-net Corporation to Phon-net.Com Inc.


12.  SUBSEQUENT EVENTS

     a) On November 1, 1999, the Company agreed to amend the employment agreement dated July 1, 1999, whereby any amounts due for the Stock Appreciation compensation will be paid out of net income in excess of $50,000. Amounts unpaid will accrue and are payable in future years from net income in excess of $50,000 to a maximum of 50% of the excess in any one year.

     b) On November 1, 1999, the Company entered into an employment contract with a Vice President of the Company for a three-year term at a salary of $53,000 in the first year ranging to $66,000 in the third year. In addition, the Company granted the employee stock options to purchase 200,000 common shares of the Company at a price of $0.36 per share, vesting one-third per year, and has agreed to issue 100,000 common shares on each of November 1, 1999, 2000 and 2001.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                 TABLE OF CONTENTS

                                             PAGE
                                             ----

Available Information........................
Prospectus Summary...........................
Risk Factors.................................
Capitalization...............................
Use of Proceeds..............................
Price Range of Common Stock
   and Dividend Policy.......................
Forward-Looking Statements...................
Management's Discussion and
  Analysis or Plan of Operation.............
Business.....................................
Management...................................
Executive Compensation.......................
Certain Transactions.........................
Principal Shareholders.......................
Description of Securities....................
Selling Securityholders......................
Plan of Distribution ........................
Shares Eligible for Future Sale..............
Legal Matters................................
Experts......................................
Additional Information.......................
Financial Statements.........................





                                5,785,000 SHARES

                               PHON-NET.COM, INC.





                                   PROSPECTUS




                             ________________, 1999



         UNTIL _________, 199___ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRI BUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

         The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.................................................       $   333
Legal Fees and Expenses*........................................................        20,000
Accounting Fees and Expenses*...................................................         7,500
Financial Printing*.............................................................         3,000
Transfer Agent Fees*............................................................         1,250
Blue Sky Fees and Expenses*.....................................................           750
Miscellaneous*..................................................................         2,167
                                                                                       -------

          TOTAL.................................................................       $35,000
                                                                                       =======

* Estimated

None of the foregoing expenses are being paid by the selling securityholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Effective September 25, 1998, Phon-Net Corp., acquired all of the issued and outstanding shares of Piedmont Technologies, Inc. and its subsidiaries, The National-For-Sale Phone Company and VNETT Enterprises Inc., in consideration for the issuance of 5,000,000 shares of Phon-Net Corp. to the former shareholders of Piedmont Technologies Inc. Each of such former shareholders had access to information concerning Phon-Net Corp. and were able to evaluate the risks and merits of the business combination with Phon-Net Corp. As a result, the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         Effective October 5, 1998, the Company acquired all of the outstanding shares of Phon-Net Corp., a Nevada corporation, and issued an aggregate of 11,410,000 shares of our common stock to the former shareholders of Phon-Net Corp. Each of such persons had access to information concerning the Company and were able to evaluate the risks and merits of the business combination with the Company. As a result, the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), by reason of
Section 4(2) of the Act and the rules and regulations thereunder.

         On or about November 1, 1998, the Company issued an aggregate of 550,000 shares of common stock to RCS Financial Group (as to 200,000 shares) and New Iberian Equity (as to 350,000 shares), as consideration for services provided to the Company valued at $55,000 or $.10 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about January 15, 1999, the Company issued an aggregate of 115,000 shares of common stock to Patrick Braid (as to 45,000 shares), James Kyle (as to 45,000 shares) and Todd Violet (as to 25,000 shares), as consideration for services provided to the Company valued at $25,000 or approximately $.217 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about January 15, 1999, the Company issued 10,000 shares of common stock to L. J. Hassey for a purchase price of $5,000 or $.50 per share.
L. J. Hassey had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         Between February 9 and 12, 1999, the Company issued 230,000 shares of common stock to J. Prince, Inc., for a purchase price of $100,000 or approximately $.435 per share. J. Prince, Inc. had access to information concerning the Company and has such knowledge and experience in financial and business matters that it was able to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about March 5, 1999, the Company issued 220,000 shares of common stock to Roger Betterton for a purchase price of $50,000 or approximately $.23 per share. Mr. Betterton had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about March 5, 1999, the Company issued 40,000 shares of common stock to Bryce Boucher as consideration for printing services provided to the Company valued at $20,000 or $.50 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about March 24, 1999, the Company issued convertible promissory notes in the aggregate principal amount of $737,000 to five accredited investors, pursuant to Rule 504 of Regulation D of the Act. The notes bear interest at the rate of 10% per annum and are convertible into shares of the Company's common stock at the lower of $.50 per share or 70% of the average closing price for the common stock over the five trading days immediately preceding the conversion date. As of April 30, 1999 all of the notes had been converted into an aggregate of 2,707,430 shares of common stock. The Company paid $4,278.91 in interest on the notes.

         On or about April 15, 1999, the Company issued 8,085,000 shares of common stock to Brian Collins, the Company's President, CEO and sole director, an accredited investor. The shares were issued pursuant to the Company's acquisition of Phon-Net Corp., as consideration for the satisfaction of certain obligations contained in the acquisition agreement. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. The shares were issued in reliance upon exemptions under Sections 4(2) and/or 4(6) of the Act and the rules and regulations thereunder.

         On or about May 19, 1999, the Company issued 400,000 shares of common stock to Market Survey's International, Inc., as consideration for public relations services to be provided to the Company. Market Survey's International, Inc. had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about May 28, 1999, the Company issued 60,000 shares to 1st Net Technologies, Inc., as partial consideration for public relations, marketing and database services to be provided for the Company. 1st Net Technologies, Inc. had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about March 5, 1999 the Company issued 250,000 shares of common stock to KASON, Inc., in consideration of services rendered to the Company. KASON, Inc. had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about May 28, 1999, the Company issued an aggregate of 200,000 shares of common stock to two principals of BCD Online, in consideration of product marketing services rendered to the Company. BCD Online had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued 5,000,000 shares of common stock to Brian Collins, as an inducement to provide his employment services to the Company. Mr. Collins is an executive officer and director of the Company and is fully familiar with the business of the Company. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Sections 4(2) and 4(6) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued an aggregate of 3,000,000 shares of common stock and options to purchase 2,000,000 shares of common stock to Quad-Linq Software, Inc. and three of its principals, in consideration of software development services rendered to the Company. Quad-Linq Software, Inc. had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued 100,000 shares of common stock to Atlas, Pearlman, Trop & Borkson, P.A. ("APTB"), counsel to the Company, in consideration of legal services rendered to the Company. APTB had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.                         Description of Document
-----------                         -----------------------
        2         Agreement of Share Exchange between XGA Golf International, Inc. and Phon-Net Corp.(1)
   3.1(a)         Articles of Incorporation of XGA Golf International, Inc.(1)
   3.1(b)         Articles of Amendment changing name to Agrosol, Inc.(1)

                                      II-4



   3.1(c)         Articles of Amendment changing name to Phon-Net Corporation (1)
   3.1(d)         Articles of Amendment changing name to Phon-Net.com, Inc.(1)
   3.1(e)         Articles of Amendment increasing authorized capital (1)
      3.2         Bylaws (1)
        5         Opinion and Consent of Atlas, Pearlman, Trop & Borkson, P.A.(2)
     10.1         Stock Option Plan (1)
     10.2         Employment Agreement with Brian Collins (1)
     10.3         Office Lease for 750 Pender Street (1)
     10.4         Agreement, as amended, with Quad-Linq Software, Inc.(1)
     10.5         Employment Agreement with Solan Young(2)
     10.6         Agreement with Transcontinental Group(2)
     10.7         Agreement with Wazzu Corporation(2) 10.8 Agreement with Brian Collins re: SARs(2)
    23(i)         Consent of Atlas, Pearlman, Trop & Borkson, P.A. (see Exhibit 5)(2)
   23(ii)         Consent of Morgan & Company (2)
       21         Subsidiaries of Registrant (1)
       27         Financial Data Schedule (2)

------------------
(1)   Previously filed.
(2)   Filed herewith.


ITEM 28.  UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on November 16, 1999.

                                                 PHON-NET.COM, INC.


                                                 By: /S/ BRIAN COLLINS
                                                 ---------------------
                                                 Brian Collins
                                                 Chairman, Chief Executive
                                                 Officer, Principal Financial
                                                 and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                 TITLE                                      DATE
        ---------                                 -----                                      ----
/S/ BRIAN COLLINS                           Chairman of the Board, Chief                  November 16, 1999
------------------------------------        Executive Officer, President and
Brian Collins                               Sole Director (Principal Financial
                                            Officer and Principal Accounting
                                            Officer)


/S/ SLOAN YOUNG                             Vice President of Technology                  November 16, 1999
------------------------------------        and Operations
Sloan Young